UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 3, 2024

ProFrac Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41388	87-2424964
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Shops Boulevard, Suite 301, Willow Park, Texas	76087
(Address of principal executive offices)	(Zip Code)

(254) 776-3722

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	ACDC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition and Separation Agreement/Consulting Agreement with Departing Chief Financial Officer

On June 3, 2024, Profrac Holding Corp., a Delaware corporation (the “Company”), and Lance Turner, the Company’s Chief Financial Officer, entered into a transition and separation agreement (the “Transition Agreement”), pursuant to which Mr. Turner will resign as the Chief Financial Officer of the Company effective June 17, 2024 (the “Separation Date”). In connection with the Transition Agreement, the Company and Mr. Turner entered into a Consulting Agreement, effective June 18, 2024, pursuant to which Mr. Turner agreed to serve as an independent contractor of the Company to provide general finance advice for a period beginning immediately after the Separation Date and for up to four months thereafter (the “Transition Period”). Mr. Turner’s service with the Company will terminate at the conclusion of the Transition Period, and either party may terminate the Consulting Agreement at any time upon notice to the other party.

Pursuant to the Consulting Agreement, during the Transition Period, Mr. Turner will be compensated at an agreed-upon hourly rate of $350. Pursuant to the Transition Agreement, following the Separation Date, the Company agreed (a) to pay Mr. Turner the Severance Amount (as defined in that certain employment agreement, dated as of June 7, 2022, by and between the Company and Mr. Turner, as amended) in an amount equal to $450,000, (b) to pay Mr. Turner a cash payment of $660,000 (the “Lump Sum Payment”) and (c) that certain previously-granted equity awards subject to time-based vesting, consisting of a total of 196,903 restricted stock units (“RSUs”) that were granted pursuant to restricted stock unit grant agreements dated May 24, 2022, March 31, 2023 and March 28, 2024, shall become vested on the Separation Date. Mr. Turner agreed that any unvested performance-based RSUs granted pursuant to restricted stock unit grant agreements dated March 31, 2023 and March 28, 2024 shall be forfeited in exchange for the Lump Sum Payment. For consideration set forth in the Transition Agreement, Mr. Turner agreed to provide a general release of claims related to his employment or termination of his employment with the Company.

The foregoing descriptions of the Transition Agreement and Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement and Consulting Agreement, which the Company will file as exhibits to its Quarterly Report on Form 10-Q for the period ending June 30, 2024.

Employment Agreement with New Chief Financial Officer

As previously disclosed in a Current Report on Form 8-K filed on May 16, 2024, Austin Harbour was appointed as the Company’s Chief Financial Officer effective June 17, 2024. On June 7, 2024, the Company entered into an employment agreement with Mr. Harbour (the “Employment Agreement”). The Employment Agreement provides for an initial term of one (1) year and will renew for subsequent one (1) year periods, unless the Company provides written notice of non-renewal at least ninety (90) days prior to the end of the then-current term. Additionally, the Employment Agreement provides for a base salary of $450,000 per annum, which may be adjusted annually in the discretion of the compensation committee of the board of directors of the Company. Mr. Harbour will receive a sign-on bonus of $250,000, to be paid following 90 days of employment, and will be entitled to participate in the Company’s various incentive compensation programs, including the Company’s 2022 Long Term Incentive Plan. The Company may terminate Mr. Harbour’s employment for Cause or without Cause and Mr. Harbour may terminate his employment for Good Reason or without Good Reason (as such terms are defined in the Employment Agreement). In the event Mr. Harbour’s employment is terminated by the Company without Cause or by Mr. Harbour for Good Reason, Mr. Harbour will be entitled to a severance payment in an amount equal to (i) his base salary in effect on the date of termination and (ii) his prior year’s annual bonus, adjusted to reflect the percentage of days worked in the year terminated.

There is no arrangement or understanding with any person pursuant to which Mr. Harbour is being appointed as Chief Financial Officer. There are no family relationships between Mr. Harbour and any director, executive officer, or nominees thereof of the Company. There are no related party transactions between the Company and Mr. Harbour that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the period ending June 30, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFRAC HOLDING CORP.

Dated: June 7, 2024	By:	/s/ Steven Scrogham
Steven Scrogham
Chief Legal Officer, Chief Compliance Officer and Corporate Secretary